Exhibit 99.1

News Release

	Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Northrop Grumman Announces CFO Transition

FALLS CHURCH, Va. -- Feb. 5, 2020 -- The Northrop Grumman Corporation (NYSE: NOC) board of directors has elected David F. Keffer corporate vice president and chief financial officer, effective Feb. 17, 2020. He will report to Kathy Warden, chairman, chief executive officer and president. Keffer will succeed Kenneth L. Bedingfield, who will remain with the company until Feb. 21, to facilitate a smooth transition.

“I am confident that Dave will strengthen our leadership team with his strategic, financial and business acumen, and will help our company continue to grow and perform,” said Warden. “Dave has broad experience and a proven track record of effectively leading finance organizations and driving business results.”

“On behalf of the company and the board of directors, I want to thank Ken for his many contributions over the past eight years with Northrop Grumman,” said Warden. “Ken’s leadership helped position us for our future.”

Keffer served as a general partner for Blue Delta Capital Partners, a role he held since 2018. Previously, he was chief financial officer for CSRA, Inc. and chief financial officer for SRA International. Keffer holds a bachelor’s degree in finance from Georgetown University and a Master of Business Administration degree from the University of Virginia’s Darden School of Business.

Northrop Grumman solves the toughest problems in space, aeronautics, defense and cyberspace to meet the ever evolving needs of our customers worldwide. Our 90,000 employees define possible every day using science, technology and engineering to create and deliver advanced systems, products and services.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com